CYBERSENSOR.COM, INC.
--------------------------------------------------------------------------------
(615) 860-8750  176 Cude Ln                                 Madison, Tenn. 37115
FAX 860-8751

December 30, 1999

Ron Fisher, Dan Kesonen;
Nevtah Capital Management Co.



Gentlemen;

     This letter is to set forth in writing the intent and our understanding of an agreement for marketing rights of cybersensor technology in Europe. Nevtah shall be given a non-exclusive license to market our technology under the terms and conditions in our Value Added Reseller license agreement with ORBCOMM LP. Approvals for each country must be obtained as a condition of the multi national agreement between cybersensor and ORBCOMM.

     The license agreement will require that a royalty of five per cent of gross revenues generated by the technology and Nevtah in Europe operations, will be due cybersensor and to be paid quarterly. Orbcomm will require that 1,000 units be sold within one year to retain a license. Nevtah will have the right to serve any company based in Europe operating in other countries. Also others who serve customers based outside Europe will have the right to serve those customers within Europe or set up accounts with Nevtah.

     Europe shall be defined in the license as those countries normally known as European not to include the Middle East and areas known as Russia. The license agreement will be subject to the ORBCOMM agreements and rates of each country where ORBCOMM its partner or VAR has those territories. All other items to be defined and addressed in license agreement. Should Nevtah default become insolvent or not meet the terms of the agreement, then cybersensor or any affiliate shall have the right to also market in those areas and restrict Nevtah activities as necessary and license rights. In the event of any misrepresentation or acts to violate the terms and conditions of said license, cybersensor is to give written notice and Nevtah shall have thirty days to correct any actions. If not corrected satisfactory to cybersensor or Orbcomm, then cybersensor may void said license and take any necessary actions to remedy and correct any violations.

     A schedule of sales is to be set forth annually in order for cybersensor to restrict anyone else from marketing in these areas. Schedule and conditions to be agreed by both parties for each country in order that cybersensor, of which Nevtah is a stockholder, is not restricting other potential opportunities. Nevtah may not sublicense but may joint venture within those countries by obtaining written approval of any agreements and partners by cybersensor.